Separation Agreement

between

Jonathan Bourget
Chemin de Thiere 4, 1272 Grenolier, Switzerland

(hereinafter referred to as “Mr. Bourget”)

and

Glatfelter Switzerland Sàrl
c/o KPMG SA, rue de Lyon 111, 1203 Genève, Switzerland

(hereinafter referred to as “the Company”)

Whereas, Mr. Bourget began employment with the Company on 12 July 2010 and the Parties subsequently entered into an Employment Agreement dated 1 November 2010 and 12 January 2011 (“Employment Agreement”), under which Mr. Bourget was appointed as President of the Board of Directors & Vice President & General Manager of the Company and provided services in this function for the Advanced Airlaid Materials Business Unit (“AAMBU”) within the P.H. Glatfelter Company group of companies;

Whereas, the Company gave notice and has terminated the employment on 8 January 2015 (“Dismissal Date”) effective 31 July 2015 (ordinary dismissal with notice period);

Whereas, the Parties had amicable conversations on the terms of the termination and agree that they wish to enter into a separation agreement to confirm the termination of the employment and the terms thereof;

Therefore, the parties hereto agree as follows:

1.	Termination of employment

The Employment Agreement as well as any annexes and/or amendments to this contract are herewith terminated by mutual agreement effective 31 July 2015 (“Termination Date”).

The Company agrees to keep in existence the Glatfelter Switzerland Sàrl structure through the termination date.

With this termination of employment all other agreements or contracts between Mr. Bourget and any entity of the P.H. Glatfelter Company group of companies and all of its subsidiaries, parents, branches, divisions, affiliates and related entities, including but not limited to Glatfelter Switzerland Sàrl (collectively “Glatfelter”), end upon Termination Date.

2.	Resignation from offices

Mr. Bourget was appointed as President of the Board of Directors and Vice President & General Manager of the Company.

Mr. Bourget acknowledges that he is obliged to resign from all additional offices without delay in accordance with article 3 of the Employment Agreement. The Vice President, General Counsel and Corporate Secretary of P.H. Glatfelter Company will inform Mr. Bourget on the process to resign and the necessary steps to undertake in this regard.

3.	Performance of duties

As per 31 January 2015 (“Suspension Date”), Mr. Bourget is suspended from his work duties. Between Suspension Date and Termination Date Mr. Bourget shall be available from time to time, as requested, to assist with matters of transition.

Between the Suspension Date and the Termination Date, Mr. Bourget is not allowed to work for another employer or contractor or on a self-employed basis, and he is not allowed to act, or enter into any obligations, in the name or on behalf of Glatfelter.

Prior to the Termination Date, Mr. Bourget may however accept a new position with a different company provided that the Chief Executive Officer of the P.H. Glatfelter Company group gives his express consent prior to the acceptance of employment or appointment for such position. In the event Mr. Bourget accepts a new position with the consent of the Company’s Chief Executive Officer, the Company will convert all remaining monthly payments defined in Sections 4, 5, and 7, otherwise owed to Mr. Bourget by the termination date, into a final lump sum payment to be issued as soon as administratively practicable following the notification.

4.	Salary and benefits

The Company will continue to pay the base salary until Termination Date. Salary payment will include the car allowance in accordance with article 9 of the Employment Agreement. The monthly salary payment (including car allowance) will amount to CHF 30,190 gross.

The pension plan entitlements for Mr. Bourget will be terminated effective on Termination Date. Further information will be provided in a timely matter. The Company will continue to pay for pension plan contributions until Termination Date.

5.	Bonus

The Company will pay the earned management bonus for the year 2014 in accordance with the applicable bonus incentive program and article 6 of the Employment Agreement. The payment for the bonus 2014 will be executed in March.

The 2015 management bonus will be payable at target on a pro-rated basis for the months of January through July and will be paid out together with the last base salary payment. The 2015 bonus amounts to CHF 98,375 gross.

6.	Long Term Incentive Plan

Due to the termination of employment, all Stock-only Stock Appreciation Rights (“SOSARs”), Restricted Stock Units (“RSUs”) and Performance Shares (“PSAs”) that have not vested upon Termination Date are forfeited effective Termination Date.

Mr. Bourget may however exercise any SOSARs that vested prior to Termination Date within 90 days following the Termination Date in accordance with section 4(d) of the Stock-only Stock Appreciation Right Award Certificate. Mr. Bourget may transact any previously vested and issued RSUs and PSAs in accordance with normal and customary stock trading practices.

It is understood that the Company will not grant to Mr. Bourget additional SOSARs, RSUs, or PSAs in 2015.

7.	Additional Payments

Mr. Bourget will receive CHF 38,440 gross as payment for unused vacation effective on the Termination Date.

To assist Mr. Bourget with his employment transition, the Company shall pay a lump sum of CHF 14,880 gross as outplacement and career assistance.

The Company shall also provide Mr. Bourget a lump sum of CHF 15,500 gross to assist with additional tax payments in 2015 related to his split country of residence and employment, and an additional CHF 4,300 gross to assist with any costs related to financial planning and tax filings for 2015. This payment is in addition to the Company paying the additional tax expense incurred by Mr. Bourget for the tax years 2011 through 2014, as a result of his split country of residence and employment. In return, Mr. Bourget agrees to return to the Company any Swiss tax credits or refunds received for his employment at the Company for the tax years 2011 through 2015, to be used to offset any Company tax expenses related to his split country of residence and employment.

8.	Return of property

Upon the Company’s first request, at the latest upon Termination Date, Mr. Bourget shall return to the Company all property of the Company, all documents regarding the Company, the P.H. Glatfelter Company, its product or AAMBU matters, and all other work materials received from the Company or the P.H. Glatfelter Company group of companies that are in his possession, in particular computers, electronic files and data, software and other equipment. This obligation includes also documents which are addressed to Mr. Bourget personally in his role as President of the Board of Directors and Vice President & General Manager of the Company and copies of documents which Mr. Bourget has sent personally but in his role as President of the Board of Directors and Vice President & General Manager of the Company to third parties. Any right of retention shall be excluded. Mr. Bourget will not keep a copy nor make a copy of anything referred to in this clause.

9.	Waiver of covenant not to compete

Article 14 of the Employment Agreement provides for a post-contractual covenant not to compete. The Company herewith waives the post-contractual covenant not to compete with the effect that the Company is under no obligation to pay to Mr. Bourget compensation in consideration of the waived covenant not to compete.

10.	Taxes, deductions and withholding

The Company shall withhold from any amounts payable under this Agreement such federal, state or local taxes or deductions as shall be required to be withheld pursuant to any applicable law or regulation. The Company makes no representations regarding the tax implications of the payments to be made to Mr. Bourget under this Agreement or otherwise.

Mr. Bourget hereby acknowledges and agrees that he shall be solely responsible for all income and other taxes or deductions incurred by him in respect of the payments provided to him under this Agreement.

11.	Communication

The Company announces Mr. Bourget’s departure in coordination with Mr. Bourget, but at the sole discretion of the Company. Mr. Bourget shall adhere to the agreed wording when he communicates his departure.

12.	Confidentiality

The Parties agree to keep the content of this Agreement confidential within the Company as well as externally.

Mr. Bourget shall keep confidential vis-à-vis third parties all Company matter which he became aware of during his employment and activities in connection with the Employment Agreement or otherwise. The confidentiality obligation comprises in particular business and manufacturing secrets, confidential data and information, as well as product- and Company, or AAMBU-related know-how.

The confidentiality obligations shall unrestrictedly survive beyond execution of this Agreement. The Company reserves the right to claim for damages if Mr. Bourget were to breach his confidentiality obligations under this Agreement.

13.	Indemnification

Mr. Bourget shall receive continued protection from any alleged claims and wrongful acts that arise as a result of his employment as an officer of the Company, based on the Company’s Directors and Officers Insurance in effect during his tenure.

14.	Releases

Upon execution of this Agreement by both Parties, all obligations, rights and claims between Mr. Bourget and the Company, or any entity of the P.H. Glatfelter Company group of companies and all of its subsidiaries, parents, branches, divisions, affiliates and related entities shall forfeit, except for the obligations, rights and claims under this Agreement.

Mr. Bourget understands that by signing this Agreement including this clause, he is providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement is executed.

15.	Declarations

Mr. Bourget declares that he has carefully reviewed this Agreement and that he has had the opportunity to clarify any of its terms and conditions. Therefore, he hereby acknowledges that he understands the contents hereof, freely and voluntarily assents to all the terms and conditions hereof and understands the final and binding effect of this Agreement.

16.	Entire Agreement

This Agreement contains the entire understanding and agreement between the Parties and supersedes, except as expressly provided in this Agreement, all of the prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral between the Parties with respect to such subject matter.

17.	Amendments

No provision of this Agreement may be amended, unless such amendment is agreed upon in writing and duly signed by the Parties.

18.	Severability

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such provisions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

19.	Governing law and jurisdiction

This Agreement is governed by and shall be construed in accordance with the substantive laws of Switzerland without reference to the principles of conflicts of laws.

The Swiss courts at the respondent’s domicile or seat shall have exclusive jurisdiction over any dispute under or in connection with this Agreement.

York, PA January 21, 2015	Glatfelter Switzerland Sàrl /s/ William T. Yanavitch II

Place, Date York, PA January 21, 2015	William T. Yanavitch, II Sr. Vice President, Human Resources and Administration /s/ Amy R. Wannemacher

Place, Date Geneva, January 19, 2015	Amy R. Wannemacher Vice President of Tax /s/ Jonathan Bourget

Place, Date	Jonathan Bourget